Exhibit 97.1

BELITE BIO, INC

COMPENSATION RECOUPMENT POLICY

Adopted on November 13, 2023

I.INTRODUCTION

The Board of Directors (the “Board”) of Belite Bio, Inc, an exempted company organized under the Companies Law, Cap 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands (the “Company”), has determined that it is in the best interests of the Company and its stockholders to adopt this Compensation Recoupment Policy (this “Policy”) providing for the Company’s recoupment of Recoverable Incentive Compensation that is received by Covered Officers under certain circumstances. Certain capitalized terms used in this Policy have the meanings given to such terms in Section VII below.

This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder (“Rule 10D-1”) and Rule 5608 of the listing rules of the Nasdaq Stock Market (the “Listing Standards”). To the extent the Applicable Rules require recovery of incentive-based compensation in additional circumstances beyond those specified above, nothing in this Policy will be deemed to limit or restrict the right or obligation of the Company to recover incentive-based compensation to the fullest extent required by the Applicable Rules

II.EFFECTIVE DATE

This Policy shall apply to all Incentive Compensation that is received by a Covered Officer on or after October 2, 2023 (the “Effective Date”), the effectiveness date of the Listing Standards. Incentive Compensation is deemed “received” in the Company’s fiscal period in which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of such Incentive Compensation occurs after the end of that period.

III.ADMINISTRATION

Except as specifically set forth herein, this Policy shall be administered by the Majority of INEDs. The Majority of INEDs shall have full and final authority to make any and all determinations required under this Policy.

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Any determination by the Majority of INEDs with respect to this Policy shall be final, conclusive and binding on all interested parties and need not be uniform with respect to each individual covered by this Policy.

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In carrying out the administration of this Policy, the Majority of INEDs are authorized and directed to consult with the full Board or such other committees of the Board as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to applicable law, the Majority of INEDs may authorize and empower any officer or employee of the Company to take any and all actions that the Majority of INEDs, in their sole discretion, deems necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

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The Majority of INEDs may amend, terminate or replace this Policy or any portion of this Policy at any time and from time to time in their sole discretion. The Majority of INEDs shall amend this Policy as it deems necessary to comply the Rule 10D-1 and Listing Standards.

Any members of the Majority of INEDs, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be indemnified by the Company to the fullest extent under applicable law, any agreement with the Company and any Company insurance policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law, any agreement with the Company or Company insurance policy.

IV.RECOUPMENT

(a)Applicability of Policy. This Policy applies to Incentive Compensation received by a Covered Officer (i) after beginning services as an Executive Officer, (ii) who served as an Executive Officer at any time during the performance period for such Incentive Compensation, (iii) while the Company had a class of securities listed on a national securities exchange or a national securities association, and (iv) during the Lookback Period.

(b)Required Recoupment.  Pursuant to the provisions of this Policy, if there is an Accounting Restatement, the Company must reasonably promptly recoup the full amount of the Recoverable Incentive Compensation, unless the conditions of one or more subsections of Section IV(c) of this Policy are met and the Majority of INEDs have made a determination that recoupment would be impracticable. Recoupment is required regardless of whether the Covered Officer engaged in any misconduct and regardless of fault, and the Company’s obligation to recoup Recoverable Incentive Compensation is not dependent on whether or when any restated financial statements are filed.

(c)Impracticability of Recovery.  Recoupment may be determined to be impracticable if, and only if:

(i)

the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount of the applicable Recoverable Incentive Compensation; provided that, before concluding that it would be impracticable to recover any amount of Recoverable Incentive Compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such Recoverable Incentive Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange in accordance with the Listing Standards; or

(ii)

recoupment of the applicable Recoverable Incentive Compensation would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Code Section 401(a)(13) or Code Section 411(a) and regulations thereunder.

(d)Sources of Recoupment.  To the extent permitted by applicable law, the Majority of INEDs shall, in their sole discretion, determine the timing and method for recouping Recoverable Incentive Compensation hereunder, provided that such recoupment is undertaken reasonably promptly. The Majority of INEDs may, in their discretion, seek recoupment from a Covered Officer from any of the following sources or a combination thereof, whether the applicable compensation was approved, awarded, granted, payable or paid to the Covered Officer prior to, on or after the Effective Date: (i) direct repayment of Recoverable Incentive Compensation previously paid to the Covered Officer; (ii) cancelling prior cash or equity-based awards (whether vested or unvested and whether paid or unpaid); (iii) cancelling or offsetting against any planned future cash or equity-based awards; (iv) forfeiture of deferred compensation, subject to compliance with Code Section 409A; and (v) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Majority of INEDs may effectuate recoupment under this Policy from any amount otherwise payable to the Covered Officer, including amounts payable to such individual under any otherwise applicable Company plan or program, e.g., base salary, bonuses or commissions and compensation previously deferred by the Covered Officer. The Majority of INEDs need not utilize the same method of recovery for all Covered Officers or with respect to all types of Recoverable Incentive Compensation.

(e)No Indemnification of Covered Officers. Notwithstanding any indemnification agreement, applicable insurance policy or any other agreement or provision of the Company’s certificate of incorporation or bylaws to the contrary, no Covered Officer shall be entitled to indemnification or advancement of expenses in connection with any enforcement of this Policy by the Company.

(f)No “Good Reason” for Covered Officers.  Any action by the Company to recoup or any recoupment of Recoverable Incentive Compensation under this Policy from a Covered Officer shall not be deemed (i) “good reason” for resignation or to serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to such Covered Officer, or (ii) to constitute a breach of a contract or other arrangement to which such Covered Officer is party.

V.NO IMPAIRMENT OF OTHER REMEDIES

Nothing contained in this Policy, and no recoupment or recovery as contemplated herein, shall limit any claims, damages or other legal remedies the Company or any of its affiliates may have against a Covered Officer arising out of or resulting from any actions or omissions by the Covered Officer. This Policy does not preclude the Company from taking any other action to enforce a Covered Officer’s obligations to the Company, including, without limitation, termination of employment and/or institution of civil proceedings. If a Covered Officer fails to repay Recoverable Incentive Compensation that is owed to the Company under this Policy at the time and in the manner contemplated by this Policy, the Covered Officer shall be required to reimburse the Company for all expenses (including legal expenses) incurred by the Company in recovering such Recoverable Incentive Compensation.

This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 (“SOX 304”) that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer and to any other compensation recoupment policy and/or similar provisions in any employment, equity plan, equity award, or other individual agreement, to which the Company is a party or which the Company has adopted or may adopt and maintain from time to time; provided, however, that compensation recouped pursuant to this Policy shall not be duplicative of compensation recouped pursuant to SOX 304 or any such compensation recoupment policy and/or similar provisions in any such employment, equity plan, equity award, or other individual agreement except as may be required by law.

VI.MISCELLANEOUS

(a)Amendment and Termination. The Majority of INEDs may amend, terminate or replace this Policy or any portion of this Policy at any time and from time to time in their sole discretion. The Majority of INEDs shall amend this Policy as it deems necessary to comply with applicable law or any Listing Standard.

(b)Acknowledgement.  Each Covered Officer will sign and return to the Company, within 30 calendar days following the later of (i) the adoption of this Policy or (ii) the date the individual becomes a Covered Person, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Covered Person agrees to be bound by, and to comply with, the terms and conditions of this Policy.

(c)Severability. If any provision of this Policy or the application of any such provision to a Covered Officer shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.

(d)Successors. This Policy shall be binding and enforceable against all Covered Officers and, to the extent required by Rule 10D-1 and/or the applicable Listing Standards, their beneficiaries, heirs, executors, administrators or other legal representatives.

VII.DEFINITIONS

“Accounting Restatement” means an accounting restatement that the Company is required to prepare due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Accounting Restatement Date” means the earlier to occur of (a) the date that the Board, a committee of the Board authorized to take such action, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (b) the date that a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

“Majority of INEDs” means a majority of the independent directors serving on the Board.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Covered Officer” means each current and former Executive Officer.

“Exchange” means The NYSE American.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s parent(s) or subsidiaries are deemed executive officers of the Company if they perform such policy-making functions for the Company.  Policy-making function is not intended to include policy-making functions that are not significant. Identification of an executive officer for purposes of this Policy would include at a minimum executive officers identified pursuant to Item 401(b) of Regulation S-K promulgated under the Exchange Act.

“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures, including Company stock price and total stockholder return (“TSR”). A measure need not be presented in the Company’s financial statements or included in a filing with the SEC in order to be a Financial Reporting Measure.

“Incentive Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

“Lookback Period” means the three completed fiscal years immediately preceding the Accounting Restatement Date, as well as any transition period (resulting from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period of at least nine months shall count as a completed fiscal year). Notwithstanding the foregoing, the Lookback Period shall not include fiscal years completed prior to the Effective Date.

“Recoverable Incentive Compensation” means Incentive Compensation received by a Covered Officer during the Lookback Period that exceeds the amount of Incentive Compensation that would have been received had such amount been determined based on the Accounting Restatement, computed without regard to any taxes paid (i.e., on a gross basis without regard to tax withholdings and other deductions). For any compensation plans or programs that take into account Incentive Compensation, the amount of Recoverable Incentive Compensation for purposes of this Policy shall include, without limitation, the amount contributed to any notional account based on Recoverable Incentive Compensation and any earnings to date on that notional amount. For any Incentive Compensation that is based on stock price or TSR, where the Recoverable Incentive Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the Majority of INEDs will determine the amount of Recoverable Incentive Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive Compensation was received. The Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange in accordance with the Listing Standards.

“SEC” means the Securities and Exchange Commission.

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EXHIBIT A

BELITE BIO, INC

COMPENSATION RECOUPMENT POLICY

FORM OF ACKNOWLEDGMENT

I, the undersigned, agree and acknowledge that I am bound by, and subject to, the Belite Bio, Inc Compensation Recoupment Policy, as may be amended, restated, supplemented or otherwise modified from time to time (the “Policy”). In the event of any inconsistency between the Policy and the terms of any employment agreement, offer letter or other individual agreement with Belite Bio, Inc (the “Company”) to which I am a party, or the terms of any compensation plan, program or agreement, whether or not written, under which any compensation has been granted, awarded, earned or paid to me, the terms of the Policy shall govern.

In the event that the Majority of INEDs (as defined in the Policy) determine that any compensation granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company pursuant to the Policy, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement, including executing any further acknowledgment or documents reasonably requested by the Majority of INEDs. I further agree and acknowledge that I am not entitled to indemnification, and hereby waive any right to advancement of expenses, in connection with any enforcement of the Policy by the Company.

Agreed and Acknowledged:

Name:

Title:

Date: